The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell the Notes and we are not soliciting an offer to buy the Notes in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated March 10, 2025

Pricing Supplement dated March , 2025 (To the Prospectus dated May 23, 2022, the Prospectus Supplement dated June 27, 2022 and the Underlying Supplement dated June 27, 2022)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-265158

$●

Callable Contingent Coupon Barrier Notes due September 26, 2029

Linked to the Least Performing of the iShares® MSCI EAFE ETF, the Russell 2000® Index and the S&P 500® Index

Global Medium-Term Notes, Series A

Unlike ordinary debt securities, the Notes do not guarantee the payment of interest or the return of the full principal amount at maturity. Instead, as described below and subject to early redemption at the discretion of the Issuer, the Notes offer a Contingent Coupon for each Observation Period if a Coupon Barrier Event has not occurred during that Observation Period. However, if a Coupon Barrier Event has occurred during that Observation Period, investors will not receive any Contingent Coupon for that Observation Period. A Coupon Barrier Event will occur with respect to an Observation Period if the Closing Value of any Underlier is less than its Coupon Barrier Value on any scheduled trading day during that Observation Period. Investors should be willing to forgo dividend payments and, if the Final Underlier Value of any Underlier is less than its Barrier Value, be willing to lose a significant portion or all of their investment at maturity. Investors will be exposed to the market risk of each Underlier and any decline in the value of one Underlier may negatively affect their return and will not be offset or mitigated by a lesser decline or any potential increase in the values of the other Underliers.

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	March 21, 2025	Final Valuation Date:†	September 21, 2029
Issue Date:	March 26, 2025	Maturity Date:**†	September 26, 2029
Reference Assets:*/**	The iShares® MSCI EAFE ETF (the “EFA Fund”), the Russell 2000® Index (the “RTY Index”) and the S&P 500® Index (the “SPX Index” and, together with the RTY Index, each, an “Index” and together, the “Indices”) (each, an “Underlier” and together, the “Underliers”), as set forth in the following table:
Underliers	Bloomberg Ticker	Initial Underlier Value(1)**	Coupon Barrier Value(2)**	Barrier Value(3)**
EFA Fund	EFA<Equity>	$●	$●	$●
RTY Index	RTY<Index>	●	●	●
SPX Index	SPX<Index>	●	●	●
(1) With respect to each Underlier, the Closing Value of that Underlier on the Initial Valuation Date
(2) With respect to each Underlier, 80.00% of its Initial Underlier Value (rounded to two decimal places)
(3) With respect to each Underlier, 60.00% of its Initial Underlier Value (rounded to two decimal places)
Early Redemption at the Option of the Issuer:	The Notes will not be redeemable by us for approximately the first six months after the Issue Date. Beginning with the Contingent Coupon Payment Date following the second Observation Period-End Date, we may redeem the Notes (in whole but not in part) at our sole discretion without your consent on any Contingent Coupon Payment Date (other than the final Contingent Coupon Payment Date) for a cash payment per $1,000 principal amount Note equal to $1,000 plus any Contingent Coupon otherwise due, provided that we give at least five business days’ prior written notice to the trustee. No further amounts will be payable on the Notes after they have been redeemed.
Contingent Coupon:

At least $26.25 per $1,000 principal amount Note (based on a rate of at least 10.50% per annum or 2.625% per quarter, rounded to four decimal places, if applicable). The actual Contingent Coupon will be determined on the Initial Valuation Date and will not be less than $26.25 per $1,000 principal amount Note (based on a rate of 10.50% per annum or 2.625% per quarter).

If we have not redeemed the Notes early and a Coupon Barrier Event has not occurred during an Observation Period, you will receive a Contingent Coupon on the related Contingent Coupon Payment Date. If a Coupon Barrier Event has occurred during an Observation Period, you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Payment at Maturity:

If we do not redeem the Notes early, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note determined as follows:

▪

If the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note plus any Contingent Coupon otherwise due

▪

If the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

If we do not redeem the Notes early and the Final Underlier Value of any Underlier is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value and you will lose a significant portion or all of your investment at maturity. Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. See “Selected Risk Considerations” and “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Consent to U.K. Bail-in Power:	Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

(Terms of the Notes continue on the next page)

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100%	2.00%	98.00%
Total	$●	$●	$●	$●
(1)	Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $980.00 and $1,000 per $1,000 principal amount Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.
(2)	Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $933.90 and $963.90 per $1,000 principal amount Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-5 of this pricing supplement.
(3)	Barclays Capital Inc. will receive commissions from the Issuer of up to $20.00 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

(Terms of the Notes continued from previous page)

Coupon Barrier Event:

A Coupon Barrier Event will occur with respect to an Observation Period if the Closing Value of any Underlier is less than its Coupon Barrier Value on any scheduled trading day for that Underlier during that Observation Period.

Notwithstanding the foregoing, if a market disruption event occurs with respect to an Underlier on any scheduled trading day for that Underlier during an Observation Period (other than an Observation Period-End Date), the Closing Value of that Underlier on that day will be disregarded for purposes of determining whether a Coupon Barrier Event has occurred with respect to that Observation Period. For the avoidance of doubt, if any day during an Observation Period is a scheduled trading day for any Underlier and no market disruption event occurs with respect to that Underlier on that day, the Calculation Agent will observe the Closing Value of that Underlier on that day for purposes of determining whether a Contingent Coupon is payable, even if that day is not a scheduled trading day for any other Underlier or a market disruption event has occurred with respect to any other Underlier on that day

Final Underlier Value:**	With respect to each Underlier, the Closing Value of that Underlier on the Final Valuation Date
Least Performing Underlier:	The Underlier with the lowest Underlier Return
Underlier Return:	With respect to each Underlier, an amount calculated as follows: Final Underlier Value – Initial Underlier Value Initial Underlier Value
Observation Periods:	The first Observation Period will consist of each day from but excluding the Initial Valuation Date to and including the first Observation Period-End Date. Each subsequent Observation Period will consist of each day from but excluding an Observation Period-End Date to and including the next following Observation Period-End Date.
Observation Period-End Dates:†	June 23, 2025, September 22, 2025, December 22, 2025, March 23, 2026, June 22, 2026, September 21, 2026, December 21, 2026, March 22, 2027, June 21, 2027, September 21, 2027, December 21, 2027, March 21, 2028, June 21, 2028, September 21, 2028, December 21, 2028, March 21, 2029, June 21, 2029 and the Final Valuation Date
Contingent Coupon Payment Dates:†	June 30, 2025, September 29, 2025, December 30, 2025, March 30, 2026, June 29, 2026, September 28, 2026, December 29, 2026, March 29, 2027, June 28, 2027, September 28, 2027, December 28, 2027, March 28, 2028, June 28, 2028, September 28, 2028, December 29, 2028, March 28, 2029, June 28, 2029 and the Maturity Date
Closing Value:*/**	With respect to each Index, Closing Value has the meaning assigned to “closing level” set forth under “Reference Assets—Indices—Special Calculation Provisions” in the prospectus supplement. With respect to the EFA Fund, Closing Value has the meaning assigned to “closing price” set forth under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
CUSIP / ISIN:	06746B7C9 / US06746B7C91

*	If an Index is discontinued or if the sponsor of an Index fails to publish that Index, the Calculation Agent may select a successor index or, if no successor index is available, will calculate the value to be used as the Closing Value of that Index. In addition, the Calculation Agent will calculate the value to be used as the Closing Value of an Index in the event of certain changes in or modifications to that Index. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

**	If the shares of the EFA Fund are de-listed or if the EFA Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund or, if no successor fund is available, may accelerate the Maturity Date. In addition, in the case of certain events related to the EFA Fund, the Calculation Agent may adjust any variable, including but not limited to, that Underlier and the Initial Underlier Value, Final Underlier Value, Coupon Barrier Value, Barrier Value and Closing Value of that Underlier if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of that Underlier. For more information, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” in the accompanying prospectus supplement.

†	Each Observation Period-End Date may be postponed if that Observation Period-End Date is not a scheduled trading day with respect to any Underlier or if a market disruption event occurs with respect to any Underlier on that Observation Period-End Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset,” “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund That Holds Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the accompanying prospectus supplement. In addition, a Contingent Coupon Payment Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Period-End Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 23, 2022, as supplemented by the prospectus supplement dated June 27, 2022 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part, and the underlying supplement dated June 27, 2022. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated May 23, 2022:

http://www.sec.gov/Archives/edgar/data/312070/000119312522157585/d337542df3asr.htm

•	Prospectus Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011301/dp169388_424b2-prosupp.htm

•	Underlying Supplement dated June 27, 2022:

http://www.sec.gov/Archives/edgar/data/0000312070/000095010322011304/dp169384_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC.

consent to u.k. bail-in power

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-11 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Selected Purchase Considerations

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

•	You do not seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and you can tolerate receiving few or no Contingent Coupons over the term of the Notes in the event a Coupon Barrier Event occurs during one or more of the specified Observation Periods.

•	You understand that a Coupon Barrier Event will occur with respect to an Observation Period if the Closing Value of any Underlier is less than its Coupon Barrier Value on any scheduled trading day during that Observation Period, and you are willing and able to accept the risk that, if a Coupon Barrier Event occurs during an Observation Period, you will not receive any Contingent Coupon for that Observation Period.

•	You understand and accept that you will not participate in any appreciation of any Underlier, which may be significant, and that your potential return on the Notes is limited to the Contingent Coupons, if any, paid on the Notes.

•	You can tolerate a loss of a significant portion or all of your principal amount, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Underlier.

•	You do not anticipate that the Closing Value of any Underlier will fall below its Coupon Barrier Value on any scheduled trading day during any Observation Period or below its Barrier Value on the Final Valuation Date.

•	You are willing and able to accept the individual market risk of each Underlier and understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

•	You understand and accept the risks that (a) you will not receive a Contingent Coupon if the Closing Value of any Underlier is less than its Coupon Barrier Value on any scheduled trading day during an Observation Period and (b) you will lose a significant portion or all of your principal at maturity if the Final Underlier Value of any Underlier is less than its Barrier Value.

•	You understand and accept the risk that, if the Notes are not redeemed early by us, the payment at maturity, if any, will be based solely on the Underlier Return of the Least Performing Underlier.

•	You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Underliers.

•	You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of the EFA Fund or the securities composing or held by the Underliers, nor will you have any voting rights with respect to the EFA Fund or the securities composing or held by the Underliers.

•	You are willing and able to accept the risk that we may, in our sole discretion, redeem the Notes early and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

•	You can tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if we do not exercise our early redemption option.

•	You are willing and able to assume our credit risk for all payments on the Notes.

•	You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

•	You seek an investment that produces fixed periodic interest or coupon payments or other non-contingent sources of current income, and/or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes in the event a Coupon Barrier Event occurs during one or more of the specified Observation Periods.

•	You are unwilling or unable to accept the risk that, if the Closing Value of any Underlier is less than its Coupon Barrier Value on any scheduled trading day during an Observation Period, a Coupon Barrier Event will occur with respect to that Observation Period and you will not receive any Contingent Coupon for that Observation Period.

•	You seek an investment that participates in the full appreciation of any or all of the Underliers rather than an investment with a return that is limited to the Contingent Coupons, if any, paid on the Notes.

•	You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose a significant portion or all of the principal amount of your Notes in the event that the Final Underlier Value of the Least Performing Underlier falls below its Barrier Value.

•	You anticipate that the Closing Value of at least one Underlier will decline during the term of the Notes such that the Closing Value of at least one Underlier will fall below its Coupon Barrier Value on a scheduled trading day during one or more Observation Periods and/or the Final Underlier Value of at least one Underlier will fall below its Barrier Value.

•	You are unwilling or unable to accept the individual market risk of each Underlier and/or do not understand that any decline in the value of one Underlier will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Underlier.

•	You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Underliers.

•	You are unwilling or unable to accept the risk that the negative performance of any Underlier may cause you to not receive Contingent Coupons and/or to lose a significant portion or all of principal at maturity, regardless of the performance of any other Underlier.

•	You seek an investment that entitles you to dividends or distributions on, or voting rights related to, the EFA Fund or the securities composing or held by the Underliers.

•	You are unwilling or unable to accept the risk that we may, in our sole discretion, redeem the Notes early.

•	You cannot tolerate fluctuations in the price of the Notes that may be similar to or exceed the downside fluctuations in the value of the Underliers.

•	You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if we do not exercise our early redemption option.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

•	You are unwilling or unable to assume our credit risk for all payments on the Notes.

•	You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement, the prospectus, the prospectus supplement and the underlying supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE ON A SINGLE CONTINGENT coupon PAYMENT DATE

The following examples demonstrate the circumstances under which you may receive a Contingent Coupon on a hypothetical Contingent Coupon Payment Date. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: 100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: 80.00 (80.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Contingent Coupon: $26.25 per $1,000 principal amount Note (the minimum Contingent Coupon that may be set on the Initial Valuation Date)

*	The hypothetical Initial Underlier Value of 100.00 and the hypothetical Coupon Barrier Value of 80.00 for each Underlier have been chosen for illustrative purposes only and may not represent likely actual Initial Underlier Values or Coupon Barrier Values for the Underliers. The actual Initial Underlier Value for each Underlier will be equal to its Closing Value on the Initial Valuation Date and the actual Coupon Barrier Value for each Underlier will be equal to 80.00% of its Initial Underlier Value.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Example 1: The Closing Value of each Underlier is greater than its Coupon Barrier Value on each scheduled trading day during the relevant Observation Period.

Underlier	Lowest Closing Value during Relevant Observation Period	Did a Coupon Barrier Event Occur during Relevant Observation Period?
EFA Fund	$105.00	No
RTY Index	90.000
SPX Index	150.00

Because the Closing Value of each Underlier is greater than its Coupon Barrier Value on each scheduled trading day during the relevant Observation Period, no Coupon Barrier Event occurred during that Observation Period, and you will receive a Contingent Coupon of $26.25 (2.625% of the principal amount per Note) on the related Contingent Coupon Payment Date.

Example 2: The Closing Value of one Underlier is less than its Coupon Barrier Value on a scheduled trading day during the relevant Observation Period, and the Closing Value of each other Underlier is greater than its Coupon Barrier Value on each scheduled trading day during the relevant Observation Period.

Underlier	Lowest Closing Value during Relevant Observation Period	Did a Coupon Barrier Event Occur during Relevant Observation Period?
EFA Fund	$140.00	Yes
RTY Index	40.000
SPX Index	85.00

Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on a scheduled trading day during the relevant Observation Period, a Coupon Barrier Event occurred during that Observation Period, and you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Example 3: The Closing Value of each Underlier is less than its Coupon Barrier Value on a scheduled trading day during the relevant Observation Period.

Underlier	Lowest Closing Value during Relevant Observation Period	Did a Coupon Barrier Event Occur during Relevant Observation Period?
EFA Fund	$45.00	Yes
RTY Index	55.000
SPX Index	40.00

Because the Closing Value of at least one Underlier is less than its Coupon Barrier Value on a scheduled trading day during the relevant Observation Period, a Coupon Barrier Event occurred during that Observation Period, and you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date.

Examples 2 and 3 demonstrate that you may not receive a Contingent Coupon on a Contingent Coupon Payment Date. If the Closing Value of at least one Underlier is below its Coupon Barrier Value on any scheduled trading day during each Observation Period, you will not receive any Contingent Coupons during the term of the Notes.

Hypothetical EXAMPLES OF AMOUNTS PAYABLE at Maturity

The following table illustrates the hypothetical payment at maturity under various circumstances. The examples set forth below are purely hypothetical and are provided for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

▪	Hypothetical Initial Underlier Value of each Underlier: 100.00*

▪	Hypothetical Coupon Barrier Value for each Underlier: 80.00 (80.00% of the hypothetical Initial Underlier Value set forth above)*

▪	Hypothetical Barrier Value for each Underlier: 60.00 (60.00% of the hypothetical Initial Underlier Value set forth above)*

▪	You hold the Notes to maturity, and we do NOT exercise our option to redeem the Notes early.

*	The hypothetical Initial Underlier Value of 100.00, the hypothetical Coupon Barrier Value of 80.00 and the hypothetical Barrier Value of 60.00 for each Underlier have been chosen for illustrative purposes only and may not represent likely actual Initial Underlier Values, Coupon Barrier Values or Barrier Values for the Underliers. The actual Initial Underlier Value for each Underlier will be equal to its Closing Value on the Initial Valuation Date, and the actual Coupon Barrier Value and Barrier Value for each Underlier will be equal to 80.00% and 60.00%, respectively, of its Initial Underlier Value.

For information regarding recent values of the Underliers, please see “Information Regarding the Underliers” in this pricing supplement.

Final Underlier Value of the Least Performing Underlier	Underlier Return of the Least Performing Underlier	Payment at Maturity**
150.00	50.00%	$1,000.00
140.00	40.00%	$1,000.00
130.00	30.00%	$1,000.00
120.00	20.00%	$1,000.00
110.00	10.00%	$1,000.00
100.00	0.00%	$1,000.00
90.00	-10.00%	$1,000.00
80.00	-20.00%	$1,000.00
70.00	-30.00%	$1,000.00
60.00	-40.00%	$1,000.00
59.99	-40.01%	$599.90
50.00	-50.00%	$500.00
40.00	-60.00%	$400.00
30.00	-70.00%	$300.00
20.00	-80.00%	$200.00
10.00	-90.00%	$100.00
0.00	-100.00%	$0.00

**        per $1,000 principal amount Note, excluding the final Contingent Coupon that may be payable on the Maturity Date

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Underlier Value of the EFA Fund is $150.00, the Final Underlier Value of the RTY Index is 130.000 and the Final Underlier Value of the SPX Index is 140.00.

Because the RTY Index has the lowest Underlier Return, the RTY Index is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus any Contingent Coupon otherwise due).

Example 1 demonstrates that you will not participate in any appreciation in the value of any Underlier. Even though each Underlier appreciated significantly, the payment at maturity is limited to $1,000 per $1,000 principal amount Note that you hold (plus any Contingent Coupon otherwise due).

Example 2: The Final Underlier Value of the EFA Fund is $85.00, the Final Underlier Value of the RTY Index is 140.000 and the Final Underlier Value of the SPX Index is 95.00.

Because the EFA Fund has the lowest Underlier Return, the EFA Fund is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold (plus any Contingent Coupon otherwise due).

Example 3: The Final Underlier Value of the EFA Fund is $80.00, the Final Underlier Value of the RTY Index is 40.000 and the Final Underlier Value of the SPX Index is 150.00.

Because the RTY Index has the lowest Underlier Return, the RTY Index is the Least Performing Underlier. Because the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, you will receive a payment at maturity of $400.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + ($1,000 × Underlier Return of the Least Performing Underlier)

$1,000 + ($1,000 ×-60.00%) = $400.00

In addition, because the Final Underlier Value of at least one Underlier is less than its Coupon Barrier Value, you will not receive a Contingent Coupon on the Maturity Date.

Example 3 demonstrates that, if we do not redeem the Notes early, and if the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. You will not benefit in any way from the Underlier Return of any other Underlier being higher than the Underlier Return of the Least Performing Underlier.

If we do not redeem the Notes early, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underliers or their components. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

•	Your Investment in the Notes May Result in a Significant Loss—The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not redeemed early by us, and if the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. You may lose up to 100.00% of the principal amount of your Notes.

•	You May Not Receive Any Contingent Coupon Payments on the Notes—The Issuer will not necessarily make periodic coupon payments on the Notes. You will receive a Contingent Coupon on a Contingent Coupon Payment Date only if a Coupon Barrier Event has not occurred during the related Observation Period. A Coupon Barrier Event will occur with respect to an Observation Period if the Closing Value of any Underlier is less than its Coupon Barrier Value on any scheduled trading day during that Observation Period. If the Closing Value of any Underlier is less than its Coupon Barrier Value on a scheduled trading day during an Observation Period (i.e., a Coupon Barrier Event has occurred during that Observation Period), you will not receive a Contingent Coupon on the related Contingent Coupon Payment Date even if the Closing Values of the other Underliers on each scheduled trading day during that Observation Period have appreciated or have not declined below their respective Coupon Barrier Values and even if each Underlier closes above its Coupon Barrier Value on the Observation Period-End Date for that Observation Period. Therefore, unless each Underlier closes above its Coupon Barrier Value on each scheduled trading day during an Observation Period, you will not receive any Contingent Coupon for that Observation Period. If the Closing Value of at least one Underlier is less than its Coupon Barrier Value on any scheduled trading day during each Observation Period, you will not receive any Contingent Coupons during the term of the Notes.

•	Your Potential Return on the Notes Is Limited to the Contingent Coupons, If Any, and You Will Not Participate in Any Appreciation of Any Underlier—The potential positive return on the Notes is limited to the Contingent Coupons, if any, that may be payable during the term of the Notes. You will not participate in any appreciation in the value of any Underlier, which may be significant, even though you will be exposed to the depreciation in the value of the Least Performing Underlier if the Notes are not redeemed early by us and the Final Underlier Value of the Least Performing Underlier is less than its Barrier Value.

•	Because the Notes Are Linked to the Least Performing Underlier, You Are Exposed to Greater Risks of No Contingent Coupons and Sustaining a Significant Loss of Principal at Maturity Than If the Notes Were Linked to a Single Underlier—The risk that you will not receive any Contingent Coupons and lose a significant portion or all of your principal amount in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlier. With multiple Underliers, it is more likely that the Closing Value of at least one Underlier will be less than its Coupon Barrier Value on a scheduled trading day during the specified Observation Periods or less than its Barrier Value on the Final Valuation Date, and therefore, it is more likely that you will not receive any Contingent Coupons and/or that you will suffer a significant loss of principal at maturity. Further, the performance of the Underliers may not be correlated or may be negatively correlated. The lower the correlation between multiple Underliers, the greater the potential for one of those Underliers to close below its Coupon Barrier Value or Barrier Value on a scheduled trading day during an Observation Period or the Final Valuation Date, respectively.

It is impossible to predict what the correlation among the Underliers will be over the term of the Notes. The Underliers represent different equity markets. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underliers’ performance may change over the term of the Notes, the Contingent Coupon rate is determined, in part, based on the correlation of the Underliers’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon is generally associated with lower correlation of the Underliers, which reflects a greater potential for missed Contingent Coupons and for a loss of principal at maturity.

•	You Are Exposed to the Market Risk of Each Underlier—Your return on the Notes is not linked to a basket consisting of the Underliers. Rather, it will be contingent upon the independent performance of each Underlier. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlier. Poor performance by any Underlier over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the values of the other Underliers. To receive a Contingent Coupon, the Closing Value of each Underlier must be greater than or equal to its Coupon Barrier Value on each scheduled trading day during the applicable Observation Period. In addition, if the Notes have not been redeemed early by us, and if the Final Underlier Value of any Underlier is less than its Barrier Value, you will be fully exposed to the decline of the Least Performing Underlier from its Initial Underlier Value. Accordingly, your investment is subject to the market risk of each Underlier.

•	Issuer Redemption and Reinvestment Risk— Beginning with the Contingent Coupon Payment Date following the second Observation Period-End Date, we may redeem your Notes (in whole but not in part) at our sole discretion without your consent on any Contingent Coupon Payment Date (other than the final Contingent Coupon Payment Date), regardless of the Closing Value of any Underlier on any day on or prior to that Contingent Coupon Payment Date and without taking your interests into account. If we elect to redeem the Notes early, the holding period over which you may receive Contingent Coupons could be as short as approximately six months.

The payment upon early redemption, together with any Contingent Coupons that you may have received on prior Contingent Coupon Payment Dates, may be less than the aggregate amount of payments that you would have received had we not redeemed the Notes early. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed at our election prior to the Maturity Date. No additional payments will be due after early redemption. Our right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold.

It is more likely that we will redeem the Notes at our sole discretion prior to maturity to the extent that the expected interest payable on the Notes is greater than the interest that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. We are less likely to redeem the Notes prior to maturity when the expected interest payable on the Notes is less than the interest that would be payable on other comparable instruments issued by us, which includes when the level of any Underlier is less than its Coupon Barrier Value. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments and when your risk of not receiving a Contingent Coupon is relatively higher.

•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underliers on the Dates Specified—Any payment on the Notes will be determined based on the Closing Values of the Underliers on the dates specified. You will not benefit from any more favorable values of the Underliers determined at any other time.

•	Contingent Repayment of the Principal Amount Applies Only at Maturity or upon Any Earlier Redemption—You should be willing to hold your Notes to maturity or any earlier redemption. If you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Underlier has increased from its Initial Underlier Value. See “—Risks Relating to the Estimated Value of the Notes and the Secondary Market—Many Economic and Market Factors Will Impact the Value of the Notes” below.

•	The Notes Are Subject to Volatility Risk—Volatility is a measure of the degree of variation in the price of an asset (or level of an index) over a period of time. The Contingent Coupon is determined based on a number of factors, including the expected volatility of the Underliers. The Contingent Coupon will be paid at a per annum rate that is higher than the fixed rate that we would pay on a conventional debt security of the same tenor and is higher than it otherwise would be if the level of expected volatility of the Underliers taken into account in determining the terms of the Notes were lower. As volatility of an Underlier increases, there will typically be a greater likelihood that (a) the Closing Value of that Underlier on a scheduled trading day during one or more Observation Periods will be less than its Coupon Barrier Value and (b) the Final Underlier Value of that Underlier will be less than its Barrier Value.

Accordingly, you should understand that a higher Contingent Coupon reflects, among other things, an indication of a greater likelihood that you will (a) not receive Contingent Coupons with respect to one or more Observation Periods and/or (b) incur a loss of principal at maturity than would have been the case had the Contingent Coupon been lower. In addition, actual volatility over the term of the Notes may be significantly higher than expected volatility at the time the terms of the Notes were determined. If actual volatility is higher than expected, you will face an even greater risk that you will not receive Contingent Coupons and/or that you will lose a significant portion or all of your principal at maturity for the reasons described above.

•	Owning the Notes Is Not the Same as Owning the EFA Fund or the Securities Composing or Held by the Underliers—The return on the Notes may not reflect the return you would realize if you actually owned the EFA Fund or the securities composing or held by the Underliers. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the EFA Fund or the securities composing or held by the Underliers would have.

•	Tax Treatment—Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” below.

Risks Relating to the Issuer

•	Credit of Issuer—The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•	You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority—Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder and beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Underliers

•	Each Index Reflects the Price Return of the Securities Composing That Index, Not the Total Return—The return on the Notes is based, in part, on the performance of the Indices, which reflects changes in the market prices of the securities composing each Index. Each Index is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing that Index. Accordingly, the return on the Notes will not include such a total return feature.

•	Adjustments to the Indices Could Adversely Affect the Value of the Notes—The sponsor of an Index may add, delete, substitute or adjust the securities composing that Index or make other methodological changes to that Index that could affect its performance. The Calculation Agent will calculate the value to be used as the Closing Value of an Index in the event of certain material changes in or modifications to that Index. In addition, the sponsor of an Index may also discontinue or suspend calculation or publication of that Index at any time. Under these circumstances, the Calculation Agent may select a successor index that the Calculation Agent determines to be comparable to the discontinued Index or, if no successor index is available, the Calculation Agent will determine the value to be used as the Closing Value of that Index. Any of these actions could adversely affect the value of the relevant Index and, consequently, the value of the Notes. See “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

•	The Notes Are Subject to Small-Capitalization Companies Risk with Respect to the RTY Index—The RTY Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore Notes linked to the RTY Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

•	There Are Risks Associated with Investments in Securities Linked to the Value of Non-U.S. Equity Securities in Non-U.S. Securities Markets with Respect to the EFA Fund—The component securities held by the EFA Fund are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws

•	The Price of the EFA Fund Is Subject to Currency Exchange Risk with Respect to the U.S. Dollar and the Non-U.S. Currencies Represented in the EFA Fund—Because the price of the EFA Fund is related to the U.S. dollar value of the component securities held by the EFA Fund, the price of the EFA Fund will be exposed to the currency exchange rate risk with respect to each of the currencies in which the component securities held by the EFA Fund trade. An investor’s net exposure will depend on the extent to which each of those non-U.S. currencies strengthens or weakens against the U.S. dollar and the relative weight of the component securities denominated in those non-U.S. currencies. If, taking into account the relevant weighting, the U.S. dollar strengthens against those non-U.S. currencies, the price of the EFA Fund will be adversely affected and any payments on the Notes determined based in part on the EFA Fund may be reduced.

o	Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. Of particular importance to potential currency exchange risk are:

o	existing and expected rates of inflation;

o	existing and expected interest rate levels;

o	the balance of payments between the countries represented in the EFA Fund and the United States; and

o	the extent of governmental surpluses or deficits in the countries represented in the EFA Fund and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the EFA Fund, the United States and other countries important to international trade and finance.

•	Certain Features of the EFA Fund Will Impact the Value of the Notes — The performance of the EFA Fund will not fully replicate the performance of the Underlying Index (as defined below), and the EFA Fund may hold securities or other assets not included in the Underlying Index. The value of the EFA Fund is subject to:

o	Management risk. This is the risk that the investment strategy for the EFA Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. The EFA Fund’s investment adviser may have the right to use a portion of the EFA Fund’s assets to invest in shares of equity securities that are not included in the Underlying Index. The EFA Fund is not actively managed, and the EFA Fund’s investment adviser will generally not attempt to take defensive positions in declining markets.

o	Derivatives risk. The EFA Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the EFA Fund’s losses may be greater than if the EFA Fund invested only in conventional securities.

o	Transaction costs and fees. Unlike the Underlying Index, the EFA Fund will reflect transaction costs and fees that will reduce its performance relative to the Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, the EFA Fund may diverge significantly from the performance of the Underlying Index due to differences in trading hours between the EFA Fund and the securities composing the Underlying Index or other circumstances. During periods of market volatility, the component securities held by the EFA Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of the EFA Fund and the liquidity of the EFA Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in the EFA Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the EFA Fund. As a result, under these circumstances, the market value of the EFA Fund may vary substantially from the net asset value per share of the EFA Fund. Because the Notes are linked to the performance of the EFA Fund and not the Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to the Underlying Index.

•	Anti-dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-dilution Adjustments—The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the EFA Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of the EFA Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect the market price of, and any amounts payable on, the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

•	Adjustments to the EFA Fund or the Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated—The investment adviser of the EFA Fund may add, delete or substitute the component securities held by the EFA Fund or make changes to its investment strategy, and the sponsor of the Underlying Index may add, delete, substitute or adjust the securities composing the Underlying Index or make other methodological changes to the Underlying Index that could affect its performance. In addition, if the shares of the EFA Fund are de-listed or if the EFA Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to the EFA Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of the EFA Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the Notes if they were not accelerated. However, if we elect not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

•	Historical Performance of the Underliers Should Not Be Taken as Any Indication of the Future Performance of the Underliers Over the Term of the Notes—The value of each Underlier has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of an Underlier is not an indication of the future performance of that Underlier over the term of the Notes. The historical correlation between the Underliers is not an indication of the future correlation between them over the term of the Notes. Therefore, the performance of the Underliers individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Underlier.

Risks Relating to Conflicts of Interest

•	We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest—We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underliers or their components. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underliers and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlier is to be determined; if an Index is discontinued or if the sponsor of an Index fails to publish that Index, selecting a successor index or, if no successor index is available, determining any value necessary to calculate any payments on the Notes; calculating the value of an Index on any date of determination in the event of certain changes in or modifications to that Index; if the shares of the EFA Fund are de-listed or if the EFA Fund is liquidated or otherwise terminated, selecting a successor fund or, if no successor fund is available, determining whether to accelerate the Maturity Date; and determining whether to adjust any variable described herein in the case of certain events related to the EFA Fund that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of the EFA Fund. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

•	Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	Many Economic and Market Factors Will Impact the Value of the Notes—The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

o	the values and expected volatility of the Underliers and the components of each Underlier;

o	correlation (or lack of correlation) of the Underliers;

o	the time to maturity of the Notes;

o	dividend rates on the EFA Fund and the components of each Underlier;

o	interest and yield rates in the market generally;

o	a variety of economic, financial, political, regulatory or judicial events;

o	supply and demand for the Notes;

o	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the EFA Fund trade; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

•	The Estimated Value of Your Notes Is Expected to Be Lower Than the Initial Issue Price of Your Notes—The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

•	The Estimated Value of Your Notes Might Be Lower If Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market—The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market.

•	The Estimated Value of the Notes Is Based on Our Internal Pricing Models, Which May Prove to Be Inaccurate and May Be Different from the Pricing Models of Other Financial Institutions—The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

•	The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Lower Than the Initial Issue Price of Your Notes and May Be Lower Than the Estimated Value of Your Notes—The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•	The Temporary Price at Which We May Initially Buy the Notes in the Secondary Market and the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements at All, May Not Be Indicative of Future Prices of Your Notes—Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

Information Regarding the UNDERLIERS

iShares® MSCI EAFE ETF

According to publicly available information, the EFA Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track the investment results, before fees and expenses, of an index composed of large- and mid-capitalization developed market equities, excluding the U.S. and Canada, which is currently the MSCI EAFE® Index (the “Underlying Index”). The Underlying Index is a free float-adjusted market capitalization index that is designed to measure the equity market performance of the large- and mid-cap segments of certain developed markets, excluding the United States and Canada. For more information about the EFA Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Performance of the EFA Fund

The graph below sets forth the historical performance of the EFA Fund based on the daily Closing Values from January 2, 2020 through March 7, 2025. We obtained the Closing Values shown in the graph below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The Closing Values below may have been adjusted to reflect certain actions, such as stock splits and reverse stock splits.

Historical Performance of the iShares® MSCI EAFE ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Russell 2000® Index

The RTY Index measures the capitalization-weighted price performance of 2,000 U.S. small-capitalization stocks listed on eligible U.S. exchanges and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying underlying supplement.

Historical Performance of the RTY Index

The graph below sets forth the historical performance of the RTY Index based on the daily Closing Values from January 2, 2020 through March 7, 2025. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Russell 2000® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

S&P 500® Index

The SPX Index consists of stocks of 500 companies selected to provide a performance benchmark for the U.S. equity markets. For more information about the SPX Index, see “Indices—The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Performance of the SPX Index

The graph below sets forth the historical performance of the SPX Index based on the daily Closing Values from January 2, 2020 through March 7, 2025. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the S&P 500® Index

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

Tax Considerations

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupon payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated Contingent Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, exchange or redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including upon early redemption or redemption at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupon payments are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be short-term capital gain or loss unless you hold the Notes for more than one year, in which case the gain or loss should be long-term capital gain or loss, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon payment is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon payment. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Period-End Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “agent”), and the agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The agent will commit to take and pay for all of the Notes, if any are taken.

We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is more than one business day following the Initial Valuation Date. Notwithstanding anything to the contrary in the accompanying prospectus supplement, under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, effective May 28, 2024, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement and should consult their own advisor.